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                                                                     EXHIBIT 8.1

                                  October 21, 1997



American Honda Receivables Corp.
700 Van Ness Avenue
Torrance, California  90501

    Re:  Honda Auto Receivables 1997-A Grantor Trust
         ASSET BACKED CERTIFICATES, CLASS A

Dear Sirs:

    We have acted as counsel to American Honda Receivables Corp., a California corporation (the "Company") and a wholly owned subsidiary of American Honda Finance Corporation ("American Honda"). You have asked our opinion in connection with certain federal income tax matters arising under the Company's Registration Statement on Form S-3 (No. 333-35413; 333-35413-01), including all amendments thereto (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

    As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies of originals, of the following (collectively, the "Documents"):

         1.   The Registration Statement;

         2. The Articles of Incorporation and Bylaws of the Company and American Honda, in each case as now in effect;

         3. The Pooling and Servicing Agreement to be dated as of October 1, 1997 (the "Agreement"), among the Company, as seller, American Honda, as servicer (in such capacity, the "Servicer"), and Bank of Tokyo-Mitsubishi Trust Company, as trustee (the "Trustee"); and

         4. The Receivables Purchase Agreement to be dated as of October 1, 1997 (the "Receivables Purchase Agreement"), between American Honda and the Company.


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    We understand that the structure of the proposed transaction is as set forth in the Registration Statement. Pursuant to the Receivables Purchase Agreement, American Honda will transfer certain retail installment sale and conditional sale contracts secured by the new Honda and Acura automobiles and sport utility vehicles and Honda minivans, financed thereby (the "Receivables") generated in the ordinary course of its business to the Company. The Company will in turn transfer the Receivables to the Honda Auto Receivables 1997-B Grantor Trust (the "Trust") which will be formed pursuant to the Pooling and Servicing Agreement and will cause Asset Backed Certificates (the "Certificates") to be issued thereunder. The Certificates will represent undivided interests in the assets of the Trust and will consist of one class of senior certificates (the "Class A Certificates") and one class of subordinated certificates (the "Class B Certificates"). The Company will sell the Class A Certificates to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, who in turn will sell the Class A Certificates to investors. Initially, the Company will retain the Class B Certificates. The Trustee will hold legal title to the Receivables and other assets of the Trust for the benefit of the Certificateholders, but will have no power to reinvest proceeds attributable to the Receivables or other assets of the Trust or to vary investments in the Trust in any manner.

    In rendering this opinion, we have relied, as to factual matters, solely upon the Registration Statement and on representations of the Servicer that, among other things, the Servicing Fee to be received by the Servicer pursuant to the Pooling and Servicing Agreement will be an ordinary and customary charge for the performance of management and servicing functions described in the Pooling and Servicing Agreement and that the terms of the Receivables Purchase Agreement and the Pooling and Servicing Agreement are fair and arm's-length. Our opinion is subject to the qualification that facts materially different from those set forth above may affect the opinion as expressed herein or prevent us from rendering this opinion. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

    In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinion expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinion is also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Documents other than those contained in the Documents.

    On the basis of the foregoing and in reliance thereon and our consideration of such other matters of fact and questions of law as we have deemed necessary, we are of the opinion that, subject to the assumptions, qualifications and limitations set forth herein, the Trust will be classified as a "grantor" trust and not as an association taxable as a corporation for Federal income tax purposes.

    The opinion set forth herein is based on the exiting provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any


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time.  Any such changes may be retroactive in application and could modify the legal conclusions on which such opinion is based. The opinion expressed herein is limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Documents relating to the transaction.

    In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United State. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event that there is any change in legal authorities, facts, assumptions or Documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Federal Income Tax Consequences" and "Legal Matters."

                                  Very truly yours,

                                  /s/ Brown & Wood llp